CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Trustees
ING Prime Rate Trust:

We consent to the use of our report dated April 15, 2005 incorporated herein by reference and to the references to our firm under the headings "More Information" and "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.


                                     /s/KPMG LLP


Los Angeles, California
June 28, 2005